Exhibit 99.1
**For Immediate Release**

For more information, contact: Victor Karpiak, President and Chief Executive Officer (425) 255-4400

First Financial Northwest, Inc. Announces Appointment of
Chief Operating Officer of First Savings Bank Northwest

Renton, Washington – July 9, 2013 – First Financial Northwest, Inc. (“Company”) (NASDAQ GS: FFNW), today announced that Richard P. Jacobson had been appointed as Chief Operating Officer of the Company’s financial institution subsidiary First Savings Bank Northwest (“Bank”).  The Company also announced that Roger Elmore, Vice President of the Company and Senior Vice President and Chief Administrative Officer of the Bank, has decided to leave the Company and the Bank effective September 15, 2013, to pursue other interests.

Mr. Jacobson has over 25 years of banking experience and served as a consultant to the Company from April 30, 2010, to April 6, 2012, and since that time has served as a mortgage broker in Palm Desert, California.  Prior to that, Mr. Jacobson had been employed by Horizon Financial Corp. and Horizon Bank, Bellingham, Washington since 1987, and had served as President, Chief Executive Officer and a Director of Horizon Financial Corp. and Horizon Bank since 2008.  Mr. Jacobson also served as Chief Financial Officer of Horizon Financial Corp. and Horizon Bank from March 2000 until October 2008.  From 1987 until 2008, Mr. Jacobson served in several other positions at Horizon Financial Corp. and Horizon Bank.

"Rich is a seasoned bank executive who will be an important member of our senior management team as we continue to move forward with improving the Bank’s performance. As our new Chief Operating Officer, Rich's leadership will be important as we execute our strategic growth initiatives," stated Victor Karpiak, President and Chief Executive Officer of the Company. "This is a positive move that strengthens our management team. We are confident that Rich’s leadership, banking and operational experience will benefit us, our employees and shareholders. I look forward to a smooth transition ahead and developing a close and productive working relationship with Rich," he added.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest, a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index as well as the Russell 2000 and 3000 Indices. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.